Exhibit 10.56

PROMISSORY NOTE

DEFINED TERMS

Execution Date: July 6, 2010	City and State of Signing: Los Angeles, California
Loan Amount: $150,000,000.00	Interest Rate: 5.90% per annum
Borrower: 515/555 FLOWER ASSOCIATES, LLC, a Delaware limited liability company

Borrower’s Address:

c/o Thomas Properties Group

515 South Flower Street, 6th Floor

Los Angeles, California 90071

Attn: John R. Sischo, Co-Chief Operating Officer, and Paul S. Rutter, Co-Chief Operating Officer

Holder or Lender: NEW YORK STATE TEACHERS’ RETIREMENT SYSTEM, a public pension system created and existing pursuant to Article 11 of the Education Law of the State of New York and having the power and privileges of a corporation pursuant to Section 502 thereof

Holder’s Address:

New York State Teachers’ Retirement System

10 Corporate Woods Drive

Albany, New York 12211-2395

Attention: Assistant Manager of Real Estate Mortgages

With a copy to:

New York State Teachers’ Retirement System

10 Corporate Woods Drive

Albany, New York 12211-2395

Attention: General Counsel

Maturity Date: July 1, 2020	Advance Date: The date funds are disbursed to Borrower.
Interest Only Period: The period commencing on the Advance Date and ending on the last day of the 48th full calendar month after the month in which the Advance Date occurs.	Principal and Interest Installment Date: The first day of the 49th full calendar month following the month in which the Advance Date occurs.

Monthly Installment: Equal monthly installments of principal and interest at the Interest Rate each in the amount of $926,635.48. The Monthly Installment is based upon an amortization period of 27 years.

Monthly Payment during Interest Only Period: $737,500.00, if there shall be no change in the outstanding principal amount.

Permitted Prepayment Periods:

During the 120 day period prior to the Maturity Date, Borrower may prepay the Loan in whole but not in part, with no Prepayment Fee on 30 days’ prior written notice.

From the Advance Date through the last day of the 60th full calendar month after the month in which the Advance Date occurs, Borrower may prepay the Loan in whole but not in part, with Prepayment Fee A (as defined herein), on 45 days’ prior written notice.

From the first day of the 61st full calendar month after the month in which the Advance Date occurs through the 121st day prior to the Maturity Date, Borrower may prepay the Loan in whole but not in part, with Prepayment Fee B (as defined herein), on 45 days’ prior written notice.

In each case, Borrower’s right to prepay shall be contingent on simultaneous prepayment of the Other Note.

Liable Parties: As of the Execution Date, there are no Liable Parties. Addresses of Liable Parties: Not Applicable

Late Charge: An amount equal to four cents ($.04) for each dollar that is not paid within five days of the date on which the same is due; provided however that with respect only to the first time in each calendar year that any payment due under the Loan Documents is not paid within said five-day grace period, the Late Charge shall not be imposed unless and until such late payment has not been paid within two Business Days after receipt of Holder’s written notice of such non-payment.

Default Rate: An annual rate equal to the Interest Rate plus an additional four percent (4%) per annum calculated on the applicable principal balance.

Note: This Promissory Note.

Other Note: Promissory Note of even date herewith in the principal amount of $200,000,000.00, executed by Borrower payable to the order of Metropolitan Life Insurance Company, a New York corporation (“MetLife”).

Lenders: Holder and MetLife.

Deed of Trust: Deed of Trust, Security Agreement, and Fixture Filing dated as of the Execution Date granted by Borrower to the Trustee named in the Deed of Trust for the benefit of Holder and MetLife.

Loan Documents: This Note, the Other Note, the Deed of Trust, the Assignment of Leases, and any other documents given by Borrower and accepted by Holder or MetLife to evidence or secure the Loan or the Other Loan (except the Indemnity Agreement, the Bottom Dollar Contribution Agreement and any Guaranty), and all renewals, amendments, modifications, restatements and extensions of these documents.

Assignment of Leases: Assignment of Leases dated as of the Execution Date and executed by Borrower in favor of Holder.

Bottom Dollar Contribution Agreement: Contribution Agreement dated as of the Execution Date executed by Maguire Thomas Partners-Commerce Square II, Ltd., a California limited partnership, Maguire/Thomas Partners-Philadelphia, Ltd., a California limited partnership, and Thomas Master Investments, LLC, a California limited liability company.

Guaranty: Other than the Bottom Dollar Contribution Agreement, any guaranty of all or any part of the obligations of Borrower under the Loan Documents or the Indemnity Agreement that shall be executed by one or more Liable Parties and accepted by Lender or MetLife for such purpose. As of the Execution Date, there is no Guaranty.

Indemnity Agreement or Unsecured Indemnity Agreement: Unsecured Indemnity Agreement dated as of the Execution Date and executed by Borrower in favor of Holder and MetLife. The Unsecured Indemnity Agreement, the Bottom Dollar Contribution Agreement and any Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents.

Loan: The loan evidenced by this Note.

Other Loan: The loan evidenced by the Other Note. Holder and MetLife have entered into or are entering into a co-lending agreement addressing, among other things, each of their respective rights under the Loan Documents and the Indemnity Agreement.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder at Holder’s Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

Capitalized terms which are not defined in this Note shall have the meanings set forth in the Deed of Trust.

1. Payment of Principal and Interest. Interest on the principal balance of the Loan outstanding from time to time hereunder shall accrue at the Interest Rate from the Advance Date, and all such interest accruing during each calendar month shall be due and payable on the first day of the following calendar month. Principal and interest under this Note shall be payable as follows:

(a) On the first day of each calendar month during the Interest Only Period, Borrower shall pay all interest having accrued during the immediately preceding calendar month; and

(b) Commencing on the Principal and Interest Installment Date and on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay the Monthly Installment; and

(c) On the Maturity Date, a final payment in the aggregate amount of the unpaid Indebtedness shall become immediately payable in full. The “Indebtedness” means the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Deed of Trust and/or any other Loan Documents as well as any future advances under the Deed of Trust that may be made to or on behalf of Borrower by Holder. Notwithstanding any provision in the Deed of Trust to the contrary, such final payment of the Indebtedness (with respect to this Note only and without duplication of payments owed and made under the Other Note) shall be paid and payable to Holder, and not to any servicer, on the Maturity Date by wire transfer to the following account in accordance with the following wire instructions (or to such other account in accordance with such other wire instructions which Holder may hereafter provide to Borrower):

State Street Bank & Trust Co., Boston

ABA # 011000028

Beneficiary Acct # (DDA): 5013-4923

Beneficiary Name: New York State Teachers’ Retirement System, X41B

Reference: City National Plaza – Mtg # 759

Borrower acknowledges and agrees that a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.

Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable.

2. Application of Payments. At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

3. Security. The covenants of the Deed of Trust are incorporated by reference into this Note. This Note shall evidence, and the Deed of Trust shall secure, the Indebtedness. The Other Note and the obligations evidenced thereby are also secured by the Deed of Trust.

4. Late Charge. If any payment of interest, any payment of a Monthly Installment or any payment of a required escrow deposit is not paid within five days after the due date, Holder shall have the option to charge Borrower the Late Charge; provided however that with respect only to the first time in each calendar year that any payment due under the Loan Documents is not paid within said five-day grace period, the Late Charge shall not be imposed unless and until such late payment has not been paid within two Business Days after receipt of Holder’s written notice of such non-payment. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

5. Acceleration Upon Default. At the option of Holder, if Borrower fails to pay any sum specified in this Note within five days after the due date, or if an Event of Default occurs and is continuing, the Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees (collectively, the “Accelerated Loan Amount”) shall become immediately due and payable.

6. Interest Upon Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State of California. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

7. Limitation on Interest. The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder’s election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

8. Prepayment. Borrower shall not have the right to prepay all or any portion of the Loan at any time during the term of this Note except as expressly set forth in the Defined Terms, in this Section, and in Section 14.10 of the Deed of Trust. If Borrower provides notice of its intention to prepay, the Accelerated Loan Amount shall become due and payable on the date specified in the prepayment notice. In the event that any full or partial prepayment of the Other Note shall occur, then Lender may require immediate or simultaneous prepayment of this Note in an amount such that both Notes shall have been prepaid in the same proportion (i.e., the ratio of the amount of the prepayment to the outstanding principal balance immediately prior to the prepayment shall be the same under each Note), and together with such prepayment of this Note, Borrower shall pay the applicable Prepayment Fee. In addition to the foregoing limitations upon prepayment, this Note may not be prepaid without the simultaneous prepayment of the Other Note in accordance with its terms.

9. Prepayment Fee.

(a) Any tender of payment by Borrower or any other person or entity of the Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Indebtedness is made following (i) an Event of Default and an acceleration of the Maturity Date, (ii) the application of money to the principal of the Loan after a casualty or condemnation, or (iii) in connection with a purchase of the Property or a repayment of the Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Holder for the loss of the investment, Borrower shall pay an amount equal to the Prepayment Fee (as hereinafter defined). Notwithstanding the foregoing, so long as Borrower makes a good faith effort to recover any Prepayment Fee which would be due as a result of a casualty or condemnation, from the insurer in the case of a casualty or from the condemning authority, then the Prepayment Fee due as a result of the casualty or condemnation shall be waived except to the extent recovered by Borrower.

(b) The “Prepayment Fee” shall be Prepayment Fee A or Prepayment Fee B, whichever is applicable on the date of the subject prepayment as specified in the Defined Terms.

(c) The “Prepayment Fee A” shall be the greater of (A) the product of the Prepayment Ratio (as hereinafter defined) multiplied by the difference of (x minus y) where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate compounded semi-annually, and (y) is the amount of the principal then outstanding immediately prior to the prepayment, or (B) one percent (1%) of the amount of the principal being prepaid.

(d) The “Prepayment Fee B” shall be the greater of (A) the product of the Prepayment Ratio (as hereinafter defined) multiplied by the difference of (x minus y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate plus 50 basis points compounded semi-annually, and (y) is the amount of the principal then outstanding immediately prior to the prepayment, or (B) one percent (1%) of the amount of the principal being prepaid.

(e) The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of this Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date which is five (5) Business Days prior to the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Holder shall select a comparable rate. Holder will, upon request, provide an estimate of the amount of the Prepayment Fee two weeks before the date of the scheduled prepayment. A Business Day is a day on which Holder is conducting normal business operations.

(f) The “Prepayment Ratio” shall be a fraction, the numerator of which shall be the amount of principal being prepaid, and the denominator of which shall be the principal then outstanding immediately prior to the prepayment.

10. Waiver of Right to Prepay Note Without Prepayment Fee. Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment or any permitted prepayment which pursuant to the terms of this Note requires a Prepayment Fee, shall include the Prepayment Fee. Borrower agrees that the determination of the Interest Rate was based on the intent, expectation and agreement (and the Interest Rate would have been higher without such agreement) of Borrower and Holder that the amounts advanced under this Note would not be prepaid during the term of this Note, or if any such prepayment would occur, the Prepayment Fee would apply (except as expressly permitted by the terms of this Note). Borrower also agrees that the Prepayment Fee represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder as a result of a prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 2954.10 OR ANY OTHER APPLICABLE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE DEED OF TRUST, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE PREPAYMENT FEE SPECIFIED IN SECTION 9. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, BORROWER AGREES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

BORROWER’S INITIALS: /s/ JRS

11. Liability of Borrower. Upon the occurrence of an Event of Default, except as provided in this Section 11, Holder will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency judgment against Borrower. However, nothing contained in this section shall limit the rights of Lenders to proceed against Borrower and the general partners, if any, of Borrower and/or the Liable Parties, if any, (i) to enforce any Leases entered into by Borrower or its Affiliates as tenant; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or intentional physical waste of the Property; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Lenders; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower of any of its Affiliates or prepaid rents for a period of more than 30 days which have not been delivered to Lenders; (v) to recover Rents and Profits received by Borrower or any of its Affiliates after the first day of the month in which an Event of Default occurs and prior to the date Lenders acquire title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with Article VI of the Deed of Trust pertaining to hazardous materials or the Unsecured Indemnity Agreement; (vii) to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of the Deed of Trust, and any amount expended by Lenders in connection with foreclosure of the Deed of Trust; (viii) to recover costs and damages arising from Borrower’s failure to pay Premiums or Impositions in the event that Borrower is not required to deposit such amounts with Lenders pursuant to Section 2.05 of the Deed of Trust; (ix) to recover damages arising from Borrower’s failure to comply with Section 8.01 of the Deed of Trust pertaining to ERISA; (x) to recover any damages, costs, expenses or liabilities, including attorneys’ fees, incurred by Lenders and arising from any breach or enforcement of any “environmental provision”

(as defined in California Code of Civil Procedure Section 736, as such Section may be amended from time to time) relating to the Property or any portion thereof; and/or (xi) in accordance with California Code of Civil Procedure Section 726.5, as such Section may be amended from time to time, to waive the security of the Deed of Trust as to any parcel of Real Property that is “environmentally impaired” or is an “affected parcel” (as such terms are defined in such Section), and as to any Personal Property attached to such parcel, and thereafter to exercise against Borrower, to the extent permitted by such Section 726.5, the rights and remedies of an unsecured creditor, including, without limitation, reduction of Lenders’ claim against Borrower to judgment, and any other rights and remedies permitted by law. If Lenders exercise the rights and remedies of an unsecured creditor in accordance with clause (xi) above, Borrower promises to pay to Lenders, on demand by Lenders following such exercise, all amounts owed to Lenders under any Loan Document, and Borrower agrees that it and the Liable Parties, if any, will be personally liable for the payment of all such sums.

The limitation of liability set forth in this Section 11 shall not apply and the Loan shall be fully recourse to Borrower in the event that Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower by any person or entity (other than by either or both of the entities that comprise Lenders, and other than by any successor holder of all or any portion of this Note, the Other Note, or either of them) and is not dismissed within 90 days of filing. In addition, this agreement shall not waive any rights which Lenders would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Secured Indebtedness or to require that the Property shall continue to secure all of the Secured Indebtedness.

Notwithstanding the foregoing, the limitation of liability set forth in this Section 11 shall not apply and the Loan shall be fully recourse to Borrower in the event that there is a Transfer or Secondary Financing except as permitted in the Loan Documents or otherwise approved in writing by Lenders.

12. Waiver by Borrower. Borrower and others who may become liable for the payment of all or any part of this Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment, protest, notice of dishonor and notice of protest, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.

13. Exercise of Rights. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Unsecured Indemnity Agreement.

14. Fees and Expenses. If Borrower defaults under this Note, Borrower shall be personally liable for and shall pay to Holder, in addition to the sums stated above, the costs and expenses of enforcement and collection, including, without limitation, a reasonable sum as an attorney’s fee. This obligation is not limited by Section 11.

15. No Amendments. This Note may not be modified or amended except in a writing executed by Borrower and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents constitute the complete and final expression of the lending relationship between Borrower and Holder. All prior agreements are of no further force or effect. Borrower acknowledges that there is no unwritten agreement binding on Holder with respect to the Loan or the Property.

16. Governing Law. This Note is to be construed and enforced in accordance with the laws of California.

17. Construction. The words “Borrower” and “Holder” shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.

18. Notices. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Deed of Trust.

19. Time of the Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Note.

20. Severability. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum, then Holder may, at its option, declare the Indebtedness (together with the Prepayment Fee) immediately due and payable.

[Signature on next page]

IN WITNESS WHEREOF, Borrower has executed this Note as of the Execution Date.

515/555 FLOWER ASSOCIATES, LLC, a Delaware limited liability company

By:	/s/ John R. Sischo
John R. Sischo, Vice President

[BORROWER ALSO TO INITIAL SECTION 10.]